EXHIBIT 15.1
ACCOUNTANTS' ACKNOWLEDGMENT

We hereby acknowledge our awareness of the use of our report dated July 30, 2025, included within the Quarterly Report on Form 10-Q of Universal Insurance Holdings, Inc. for the quarter ended June 30, 2025, in Registration Statement numbers 333-163564, 333-174125, 333-181994, 333-189122, 333-203866, 333-215750, 333-222993, 333-238314, 333-257896, and 333-280911 on Form S-8.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Plante & Moran, PLLC

East Lansing, Michigan
July 30, 2025